                      PATRICK FLAHERTY EMPLOYMENT AGREEMENT

     This Agreement is entered into as of October 5, 2004 (the "Effective Date")
by and between Majesco Sales Inc. ("Majesco"), a New Jersey corporation, Majesco
Holdings Inc., a Delaware corporation, ("Holdings") (Majesco and Holdings collectively referred to herein as the "Company") and Patrick Flaherty
("Executive").

     1. Duties and Scope of Employment.

         (a) Positions and Duties. As of the Effective Date, Executive will serve as Executive Vice President Sales and Marketing ("EVP") of each of Majesco and Holdings and will report directly to the Company's CEO. Executive will render such business and professional services in the performance of his duties, consistent with Executive's position as the EVP, as will reasonably be assigned to him by the Company's CEO. The period of Executive's employment under this
Agreement is referred to herein as the "Employment Term."

(b) Obligations.

         (I) During the Employment Term and except as provided in Section
1(c)(II) below, Executive agrees that he will (i)devote Executive's full business efforts and time to the Company, (ii) devote all of his business time and attention, his best efforts, and apply his skill and ability to promote the interest of the Company; (iii) carry out his duties in a professional and competent manner and faithfully serve the Company and (iv) generally promote the interest of the Company.

         (II) The Company may from time to time establish rules, regulations and policies and Executive shall faithfully observe these in the performance of his duties; provided that any such rules, regulations and policies shall not serve to amend any provisions of this Agreement. For the duration of the Employment
Term, Executive agrees not to actively engage in any other incremental new employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the CEO (which approval will not be unreasonably withheld); provided, however, that Executive may, without the approval of the CEO, (i) serve in any capacity with any civic, educational, or charitable organization, and (ii) continue to serve as a chairman, director, member or partner of Performance Analysis Group provided such services do not interfere with Executive's obligations to the Company.

     2. At-Will Employment. Executive and the Company agree that Executive's employment with the Company constitutes "at-will" employment. Executive and the
Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without Cause (as defined herein) or with or without Good Reason (as defined herein), at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of
Executive's termination of employment as set forth in Section 6. Upon the termination of Executive's employment with the Company for any reason, subject to the terms of this Agreement, Executive will be entitled to payment of any accrued but unpaid salary, accrued but unused vacation, expense reimbursements, and other benefits due to Executive through his termination date under any
Company-provided or paid plans, policies, and arrangements in accordance with and subject to the terms of such plans,

policies and arrangements. Executive agrees to resign from all positions that he holds with the Company, immediately following the termination of his employment if the CEO so requests.

         Nothwithstanding the foregoing, in the event Executive voluntarily terminates his employment without Good Reason, he must provide one (1) month prior written notice of termination to the Company. If Executive terminates his employment pursuant to the preceeding sentence, the Company shall have the right at any time during the one (1)-month notice period to reduce his offices, duties and responsibilites, or to relieve him of such offices, duties and responsibilites and to place him on a paid leave-of-absence status, provided that during such notice period he shall remain a full-time employee of the
Company and shall continue to receive his salary and all other compensation and other benefits as provided in this Agreement.

     3. Compensation.

(a) Base Salary. As of the Effective Date, Majesco will pay Executive an annual salary of $200,000 as compensation for his services (the "Base Salary"). The
Base Salary will be paid periodically in accordance with Majesco's normal payroll practices (but no less frequently than once per month) and be subject to the usual, required withholding. Executive's salary will be subject to review and any increases will be made based upon the Company's standard practices.

(b) Annual Bonus. Commencing with the annual period November 1, 2004 through
October 31, 2005 (the "Annual Period" and where the Annual Period shall represent Holdings' fiscal year) and for each Annual Period thereafter during the Employment Term, Executive will be eligible to receive a discretionary bonus
(the "Annual Bonus). The target bonus for each Annual Period shall be 50% of
Executive's Base Salary (with such Base Salary determined as of the end of the applicable performance period) unless such target bonus percentage is subsequently increased by the CEO (the "Target Bonus"). Based on the evaluation by the CEO in his sole and absolute discretion that the Executive achieved some or all of the Established Goals for such Annual Period, the CEO shall determine in his sole and absolute discretion the amount of the Annual Bonus that will be paid to Executive and the CEO shall also have the right in its sole and absolute discretion to increase the amount of Executive's Annual Bonus for any Annual
Period based upon his evaluation that Executive exceeded the Established Goals provided, however, Executive will be given the opportunity to provide to the
Committee his own evaluation of the achievement of such Established Goals. Any
Annual Bonus shall be paid to Executive within ninety (90) days after the end of the Annual Period and is subject to Executive being on active working status with the Company at the time of payment.

(c) Equity Compensation. For purposes of this Section 3(d), the following definitions shall apply: "Employed Percentage" means the fraction that is equal to the number of calendar days that Executive was employed by the Company during the twelve (12) month period beginning on the Effective Date, divided by 365.
"Option Number" means 500,000. "Exercised Percentage" means the aggregate number of shares of the "Fully Vested Option" (as defined below) that Executive has acquired by exercising the Fully Vested Option prior to his termination of employment, divided by the Option Number.

     (I) On the Effective Date, Executive will be granted non-qualified stock options pursuant to the Company's 2004 Employee, Director and Consultant
     Stock Option Plan (the "Stock Plan") to purchase 500,000 shares of
     Holdings' common stock (the

     "Grant"). Of the Grant, options to purchase 400,000 shares (i) will have a per-share exercise price equal to $2.80, and (ii) will vest and become exercisable as to 1/36th of such share grant amount each month commencing as of the Effective Date, subject to Executive's continuous "Service" with the Company ("Time Vested Option). For purposes of this Agreement,
     "Service" shall mean providing service to the Company (or any Company affiliate) as either a director, employee and/or consultant. Of the Grant, options to purchase 100,000 shares (i) will have a per-share exercise price equal to $2.80, and (ii) will be immediately and fully vested, provided however the Executive agrees he will not sell, transfer, or otherwise dispose of such options or the shares of common stock underlying such options prior to the one-year anniversary of the Effective Date ("Fully
     Vested Option").

     (II) In the event that Executive's employment with the Company is terminated for Cause by the Company within the thirty-six (36) month period beginning on the Effective Date, the unexercised portion of the Time Vested
     Option at the time of such termination shall be forfeited and cancelled.

     (III) In the event that Executive's employment with the Company terminates voluntarily by Executive without Good Reason before the Anniversary, then the following number of unexercised shares subject to the Time Vested
     Option shall be forfeited and cancelled as of the termination of
     Executive's employment: (a) the Option Number multiplied by (b) the difference of 100% minus the Employed Percentage.

     (IV) Except as otherwise provided in this Agreement, the Grant will be subject to the Company's standard terms and conditions for executive stock option awards and will be issued pursuant to and consistent with the terms of the Stock Plan which includes a provision that options may be exercised in accordance with a cashless exercise program established with a securities brokerage firm. All options granted to the Time Vested Options will remain exercisable after Executive's employment with the Company terminates as follows, subject to the ten-year term: (i) if Executive's employment with the Company terminates by the Executive with Good Reason or is terminated by the Company without Cause the options will remain exercisable for three (3) months, (ii) if Executive's employment with the
     Company terminates voluntarily by the Executive without Good Reason such options, will remain exercisable for 3 months, (iii) if Executive's employment with the Company is terminated for Cause by the Company such options, will be forfeited as soon as the Executive is notified that he has been terminated for Cause as set forth in the Stock Plan, and (iv) if
     Executive's employment with the Company terminates by reason of death or
     Disability (as defined in the Stock Plan) such options will remain exercisable for three (3) months notwithstanding anything else contained herein the Fully Vested options shall not be forfeited or surrendered under any circumstances.

(d) Vacation. During the Employment Term, Executive shall be eligible for three
(3) weeks paid vacation per year in accordance with Company policy in effect from time to time.

     4. Employee Benefits. During the Employment Term, Executive (and his
dependents as applicable) will be eligible to participate in accordance with the terms of all Company employee

benefit plans, policies, and arrangements that are applicable to other senior executives of Company, as such plans, policies, and arrangements may exist from time to time and subject to the terms and conditions of such plans, policies and arrangements. The Company agrees to pay the cost of the premiums for at least
$25,000 term life insurance on the life of the Employee during the Employment
Period. The Employee shall have the right to designate the beneficiary of such policy or policies. Should the Employee not be insurable at the time of his employment under this Agreement, the Company's duty to furnish such insurance shall be suspended until such time as Employee becomes insurable during the
Employment Period.

     5. Expenses.

(a) Company will reimburse Executive for reasonable travel, entertainment, and other expenses incurred by Executive in the furtherance of the performance of
Executive's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time.

(b) Company will provide an allowance of $1,000 monthly for all costs associated with the Executive's use of his automobile or at Executive's election a leased company car.

(c) Company will provide the Executive with a hotel room or company apartment for use on an as needed basis.

     6. Severance.

(a) Termination Without Cause or Resignation for Good Reason. If Executive's
employment is terminated by the Company without Cause or by Executive for Good
Reason, then, subject to Section 7, Executive (or Executive's heirs or estate in the event of Executive's death after Executive has become entitled to the following payments and benefits) will receive from the Company: (i) continued
payment of Executive's then Base Salary for a period of 12 months (the
"Continuance Period") payable in accordance with Majesco's regular payroll practices (ii) for any such termination occurring within 90 days after an Annual
Period, but prior to the payment of any Annual Bonus for such Annual Period, an
Annual Bonus with respect to such preceding Annual Period (payable within 90 days following the end of such Annual Period), provided that Executive would have otherwise received an Annual Bonus if he had remained employed as of the date of the payment of such Annual Bonus for such Annual Period; (iii)
reimbursement for any applicable premiums Executive pays to continue coverage for Executive and Executive's eligible dependents under the Company's Group
Health benefit plans under COBRA for a period of eighteen months, or, if earlier, until Executive is eligible for similar benefits from another employer
(provided Executive validly elects to continue coverage under applicable law).

(b) Voluntary Termination without Good Reason. If Executive's employment with the Company terminates voluntarily by Executive without Good Reason, then, subject to the terms of this Agreement (including Section 3 (d)) (i) all further vesting of Executive's outstanding equity awards will terminate immediately,
(ii) all payments of compensation by the Company to Executive hereunder will terminate immediately, (iii) Executive will be paid any accrued but unpaid salary, accrued but unused vacation, expense reimbursements and other benefits due to Executive through his termination date under any Company-provided or paid plans, policies, and arrangements in

accordance with and subject to the terms of such plans, policies and arrangements, and (iv) Executive will not be eligible for severance benefits under this Agreement or otherwise.

(c) Termination for Cause. If Executive's employment with the Company is terminated for Cause by the Company, then, subject to the terms of this
Agreement (including Section 3 (d)) (i) all of Executive's vested and unvested outstanding options will be forfeited and cancelled as soon as Executive is notified that he has been terminated for Cause, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately,
(iii) Executive will be paid any accrued but unpaid salary, accrued but unused vacation, expense reimbursements and other benefits due to Executive through his termination date under any Company-provided or paid plans, policies, and arrangements in accordance with and subject to the terms of such plans, policies and arrangements, and (iv) Executive will not be eligible for severance benefits under this Agreement or otherwise.

(d) Termination due to Death or Disability. If Executive's employment terminates by reason of death or Disability (as defined in the Stock Plan), then (i)
Executive will be paid any accrued but unpaid salary, accrued but unused vacation, expense reimbursements and other benefits due to Executive through his termination date under any Company-provided or paid plans, policies, and arrangements and will be entitled to receive benefits only in accordance with the Company's then applicable plans, policies, and arrangements, and (ii)
subject to Section 3(d), Executive's outstanding equity awards will be governed in accordance with the terms and conditions of this Agreement and the applicable award agreement(s).

(e) Sole Right to Severance. This Agreement is intended to represent Executive's sole entitlement to severance payments and benefits in connection with the termination of his employment. To the extent Executive receives severance or similar payments and/or benefits under any other Company plan, program, agreement, policy, practice, or the like, severance payments and benefits due to
Executive under this Agreement will be correspondingly reduced (and vice-versa).

     7. Conditions to Receipt of Severance; No Duty to Mitigate.

(a) Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 6 will be subject to Executive signing and not revoking a separation agreement and release of claims in a form acceptable to the Company, which includes a general release in favor of the Company and its affiliates together with their respective officers, directors, shareholders, employees, agents and successors and assigns from any and all claims Executive may have against them including but not limited to, arising from Executive's employment and/or termination of employment. The aforementioned general release shall not include a waiver of claims against the shareholders, employees or agents of the
Company that do not arise out of or relate to Executive's employment with the
Company. In the event Executive breaches the provisions of Section 8 of this
Agreement, in addition to any other remedies of law or in equity, the Company may cease making any payments or benefits to which Executive otherwise may be entitled to under Section 6. No severance will be paid or provided until the separation agreement and release agreement becomes effective.

(b) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that
Executive may receive from any other source reduce any such payment.

     8. Confidential and Proprietary Information; Non-Competition;
     Non-Solicitation.

(a) Confidentiality. Except in the performance of Executive's duties hereunder, at no time during the Term or any time thereafter, shall Executive, individually or jointly with others, for his benefit or the benefit of any third party, publish, disclose, use or authorize anyone else to publish, disclose or use, any secret or confidential and proprietary information relating to any aspect of the business or operations of the Company, including, without limitation, any trade secrets, customer lists and programs, manuals and forms, customer files, financial data, employee-related information, marketing or business plans, suppliers, trade or industrial practices of the Company, and any Company information concerning purchasing, finances, accounting, engineering, methods, processes, compositions, technology, formulas, electronic information processing procedures (including computer software), research and development programs, potential client lists, marketing, affiliations, sales and inventions. Executive acknowledges and agrees that such information is a valuable asset of the Company and is the Company's sole and exclusive property. Upon the termination of his employment, regardless of the reason for or circumstances giving rise to such termination or at any other time at the request of the Company, he shall immediately return to the Company all of the property of the Company, including all such confidential and proprietary information, in his possession or control and agrees not to retain any copies, duplicates, reproductions or excerpts in whatsoever form of any Company property.

(b) Non-Competition/Non-Solicitation.

         (i) In the course of Executive's employment with the Company, he will acquire and have access to confidential or proprietary information concerning the Company. Furthermore, his position as EVP of the Company places him in a position of confidence and trust with the clients and employees of the Company.
Executive also acknowledges that the clients serviced by the Company are located throughout the world and accordingly, it is reasonable that the restrictive covenants set forth below are not limited by specific geographic area but by the location of the Company's clients. He further acknowledges that the rendering of services to the Company's clients necessarily requires the disclosure of confidential information and trade secrets of the Company and its subsidiaries
(such as without limitation, marketing plans, budgets, designs, client preferences and policies, and identity of appropriate personnel of clients with sufficient authority to influence a shift in suppliers.) Executive and the
Company agree that in the course of employment hereunder, he will develop a personal acquaintanceship and relationship with the Company's clients, and knowledge of those clients' affairs and requirements which may constitute the
Company's primary or only contact with such clients. Executive acknowledges that the Company's relationships with its established clientele may therefore be placed in his hands in confidence and trust. Executive consequently agrees that it is reasonable and necessary for the protection of the goodwill and business of the Company that he makes the covenants contained herein; and accordingly,
Executive agrees that while he is in the Company's employ and for a one year period (and in the case of Section 8(b)(i)(c) a two-year period) after the termination of his employment for any reason whatsoever, he shall not directly or indirectly except on behalf of the Company:

         a) perform services that compete with the business or businesses conducted by the Company or any of its affiliates (or which business the
     Company can at the time of his termination of employment establish it will likely conduct within one (1) year

     following the date of his termination; provided that Executive participated in the planning or development of any such new business); or

         b) attempt in any manner to solicit from any client (as hereinafter defined) business of the type performed by the Company or to persuade any client of the Company to cease to do business or to reduce the amount of business which any such client has customarily done or, to the best of
     Executive's knowledge, that is likely to do with the Company (as of the date of termination of employment), whether or not the relationship between the Company and such client was originally established in whole or in part through his efforts; or

         c) employ (including to retain, engage or conduct business with) or attempt to employ or assist anyone else to employ any person who is then or at any time during the preceding year was in the Company's employ; or

         d) render any services of the type rendered by the Company to its clients to or for any client of the Company; provided, however, that this
     Section 8(b)(i)(d) shall not prevent Executive from becoming employed by a client.

     As used in this Section 8(b), the term "Company" shall include subsidiaries of the Company and the term "client" shall mean (1) anyone who is a client of the Company at the time of the termination of his employment with the Company or, if his employment shall not have terminated, at the time of the alleged prohibited conduct; (2) anyone who was a client at any time during the two year period immediately preceding the termination of his employment with the Company or, if his employment shall not have terminated, during the two year period immediately preceding the date of the alleged prohibited conduct; and (3) any prospective clients to whom the Company had made a presentation (or similar offering of services) within the one year period immediately preceding the termination of his employment with the Company or if his employment shall not have terminated, within the one year period immediately preceding the date of the alleged prohibited conduct.

(c) Injunctive Relief. Executive acknowledges that a breach or threatened breach of any of the terms set forth in this Section 8 shall result in an irreparable and continuing harm to the Company for which there shall be no adequate remedy of law. The Company shall, without posting a bond, be entitled to obtain injunctive and other equitable relief, in addition to any other remedies available to the Company.

(d) Survival of Terms; Representations. Executive's and Company's obligations under this Section 8 hereof shall remain in full force and effect notwithstanding the termination of Executive's employment. Executive acknowledges that he is sophisticated in business, and that the restrictions and remedies set forth in this Section 8 do not create an undue hardship on him and will not prevent him from earning a livelihood. Executive and the Company agree that the restrictions and remedies contained in this Section 8 are reasonable and necessary to protect the Company's legitimate business interests regardless of the reason for or circumstances giving rise to such termination and that
Executive and the Company intend that such restrictions and remedies shall be enforceable to the fullest extent permissible by law. If it shall be found by a court of competent jurisdiction that any such restriction or remedy is unenforceable but would be enforceable if some part thereof were deleted or modified, then such restriction or remedy shall apply with such modification as shall be necessary to make it enforceable to the fullest extent permissible under law.

     9. Intellectual Property. Executive expressly understands and agrees that any and all improvements, inventions, discoveries, processes, know-how or other intellectual property (including without limitation patents, licenses, copyrights, tradenames, trademarks, assumed names and service marks and applications therefor, marketing and advertising campaigns, logos and slogans, designs and software programs) developed, conceived or created by him in the course of his employment hereunder, either individually or in collaboration with others, and whether or not during normal working hours or on the premises of the
Company (collectively, "Developments") shall be, as between Executive and the
Company, the sole and absolute property of the Company, and he will, whenever requested to do so (either during the Employment Term or thereafter), execute and assign any and all applications, assignments and/or other instruments and do all things which the Company may deem necessary or appropriate in order to apply for, obtain, maintain, enforce and defend patents, copyrights, trade names or trademarks of the United States or of foreign countries for said Developments, or in order to assign and convey or otherwise make available to the Company the sole and exclusive right, title, and interest in and to said Developments
(provided that where Executive is providing assistance to the Company pursuant to this Section 9 after Executive's employment has terminated, the Company shall promptly reimburse Executive for any pre-approved reasonable out of pocket expenses and reimburse him for pre-approved time over 5 hours per month at a rate of $200 per hour).

     Executive agrees to make full and prompt disclosure to the Company of all
Developments conceived or created by him during his employment with the Company.

     10. Definitions.

(a) Benefit Plans. For purposes of this Agreement, "Benefit Plans" means plans, policies, or arrangements that Company sponsors (or participates in) and that immediately prior to Executive's termination of employment provide Executive and
Executive's eligible dependents with medical, dental, or vision benefits.
Benefit Plans do not include any other type of benefit (including, but not by way of limitation, financial counseling, disability, life insurance, or retirement benefits).

(b) Cause. For purposes of this Agreement, "Cause" means (i) Executive's act of dishonesty or fraud in connection with the performance of his responsibilities to the Company with the intention that such act result in Executive's substantial personal enrichment, (ii) Executive's conviction of, or pleas of nolo contendere to, a felony, (iii) Executive's willful failure to follow lawful, reasonable instructions of the CEO, (iv) Executive's willful misconduct provided such misconduct is injurious to the Company, or (v) Executive's violation or breach of any fiduciary or contractual duty to the Company which results in material damage to the Company or its business; provided that if any of the foregoing events is capable of being cured, the Company will provide notice to Executive describing the specific nature of such event and Executive will thereafter have 20 days to cure such event. During any cure period,
Executive will continue to receive all of the compensation and benefits provided under this Agreement. For purposes of this Section 8(b), no lawful act or failure to act will be considered "willful" unless the act or failure to act was committed/omitted by Executive without a reasonable, good faith belief that it was in the best interests of the Company and/or was inconsistent with prior direction of the CEO or Company policy.

(c) Good Reason. For purposes of this Agreement, "Good Reason" means the occurrence of any of the following without Executive's express prior written consent: (i) a material reduction in Executive's position or duties (ii) a reduction of Executive's Base Salary or Target Bonus percentage other than a reduction that also is applied to substantially all of the Company's other senior executives, (iii) a material reduction in the aggregate level of benefits made available to Executive other than a reduction that also is applied to substantially all of the Company's other senior executives, (iv) relocation of
Executive's primary place of business for the performance of his duties to the
Company to a location that is more than 30 miles from its location as of the
Effective Date, unless it is closer to Executive's residence as of the Effective
Date or (v) any material breach or material violation of a material provision of this Agreement by the Company (or any successor to the Company); provided that the Executive must provide written notice to the Company of not more than thirty
(30) days after the occurrence of the event(s) constituting Good Reason and providing further that if any of the foregoing events is capable of being cured, the Executive will provide notice to Company describing the specific nature of such event and Company will thereafter have 20 days to cure such event.

     11. Indemnification and Insurance. Executive will be covered under the
Company's insurance policies and, subject to applicable law, will be provided indemnification to the maximum extent permitted by the Company's bylaws and
Certificates of Incorporation, with such insurance coverage and indemnification to be in accordance with the Company's standard practices for senior executive officers but on terms no less favorable than provided to any other Company senior executive officer or director.

     12. Confidential Information. Executive agrees to execute the Company's standard form of employee confidential information agreement (the "Confidential
Information Agreement") upon commencement of employment. During the Employment
Term, Executive further agrees to execute any updated versions of the
Confidential Information Agreement (any such updated version also referred to as the "Confidential Information Agreement") as may be required of substantially all of the Company's executive officers.

     13. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon
Executive's death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this
Agreement for all purposes. Any successor will expressly assume in writing all of the Company's obligations under this Agreement. For this purpose, "successor"
means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this
Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive's right to compensation or other benefits will be null and void.

     14. Notices. All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one day after being sent by a well established commercial overnight service, or (c) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the

parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

          If to the Company:

          Attn: Chief Executive Officer
                Majesco Sales Inc.

          If to Executive:

          at the last residential address known by the Company as provided by
          Executive in writing.

     15. Severability; Obligations. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision. Each of Majesco and Holdings shall be jointly and severally liable for any Company, Majesco or Holdings obligations and commitments under this
Agreement.

     16. Arbitration.

(a) If any dispute arises between the Company and Executive that the parties cannot resolve themselves, including any dispute over the application, validity, construction, or interpretation of this Agreement, arbitration in accordance with the then-applicable National Rules for the Resolution of Employment disputes of the American Arbitration Association shall provide the exclusive remedy for resolving any such dispute, regardless of its nature; provided, however, the Company may enforce Executive's obligations under Sections 8 and 12 hereof by an action for injunctive relief and damages in a court of competent jurisdiction.

(b) This Section 16 shall apply to claims arising under state and federal statutes, local ordinances, and the common law. The arbitrator shall apply the same substantive law that a court with jurisdiction over the parties and their dispute would apply under the terms of this Agreement. The arbitrator's remedial authority shall equal the remedial power that a court with jurisdiction over the parties and their dispute would have. If the then-applicable rules of the
American Arbitration Association conflict with the procedures of this Section
16, the latter shall apply.

(c) If the parties cannot agree upon an arbitrator, the parties shall select a single arbitrator from a list of seven arbitrators provided by the American
Arbitration Association ("AAA"). The names of the seven listed arbitrators shall be derived from the AAA employment law roster. If the parties cannot agree on selecting an arbitrator from that list, then the parties shall alternately strike names from the list, with the first party to strike being determined by lot. After each party has used three strikes, the remaining name on the list shall be the arbitrator.

(d) Each party may be represented by counsel or by another representative of the party's choice and each party shall pay the costs and fees of its counsel or other representative and its own filing and administrative fees provided, however, that Executive will only be responsible to pay those costs and fees which he would have had to pay for had the disputed matter been initiated in court.

                                       10

(e) The arbitrator shall render an award and opinion in the form typical of those rendered in labor arbitrations, and that award shall be final and binding and non-appealable except as specifically provided by law. To the extent that any part of this Section 16 is found to be legally unenforceable for any reason, that part shall be modified or deleted in such a manner as to render this
Section 16 (or the remainder of this Section 16) legally enforceable and as to ensure that except as provided in clause (b) of this Section 16, all conflicts between the Company and Executive shall be resolved by neutral, binding arbitration. The remainder of this Section 16 shall not be affected by any such modification or deletion but shall be construed as severable and independent. If a court finds that the arbitration procedures of this Section 16 are not absolutely binding, then the parties intend any arbitration decision to be fully admissible in evidence, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

(f) Unless the parties agree otherwise, any arbitration shall take place in the
American Arbitration Association's offices in Somerset, New Jersey.

(g) EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION 16, WHICH DISCUSSES
ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE
AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH
THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE,
BREACH OR TERMINATION THEREOF, OR EXECUTIVE'S EMPLOYMENT OR THE TERMINATION
THEREOF, TO BINDING ARBITRATION, AND THAT THIS ARBITRATION PROVISION CONSTITUTES
A WAIVER OF EXECUTIVE'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF
ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP,
INCLUDING BUT NOT LIMITED TO THE FOLLOWING:

         (I) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT, BREACH OF
     CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH
     AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL
     INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL
     MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR
     PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION;

         (II) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL, STATE OR
     MUNICIPAL STATUTE, INCLUDING, WITHOUT LIMITATION, TITLE VII OF THE CIVIL
     RIGHTS ACT OF 1964, AS AMENDED, THE CIVIL RIGHTS ACT OF 1991, THE EQUAL PAY
     ACT, THE EMPLOYEE RETIREMENT INCOME SECURITY ACT, AS AMENDED, THE AGE
     DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES
     ACT OF 1990, THE FAMILY AND MEDICAL LEAVE ACT OF 1993, THE FAIR LABOR
     STANDARDS ACT, THE NEW JERSEY FAMILY LEAVE ACT, THE NEW JERSEY
     CONSCIENTIOUS EMPLOYEE PROTECTION ACT AND THE NEW JERSEY LAW AGAINST
     DISCRIMINATION; AND

         (III) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER FEDERAL, STATE OR
     LOCAL LAWS OR REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT
     DISCRIMINATION.

(h) EXECUTIVE (I) UNDERSTANDS THAT OTHER OPTIONS SUCH AS FEDERAL AND STATE
ADMINISTRATIVE REMEDIES AND JUDICIAL REMEDIES EXIST AND (II) KNOWS THAT BY
SIGNING THIS AGREEMENT THOSE REMEDIES ARE FOREVER PRECLUDED AND THAT REGARDLESS
OF THE NATURE OF EXECUTIVE'S COMPLAINT, HE KNOWS THAT IT CAN ONLY BE RESOLVED BY
ARBITRATION.

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(i) To the extent Executive asserts a claim that would otherwise require filing the claim with a governmental agency, Executive may, but need not, file such claim with the applicable agency (including, without limitation, the Equal
Employment Opportunity Commission), and if Executive fails to do so, the Company shall not assert a defense of failure to exhaust administrative remedies.

     17. No Conflict. Executive represents and warrants that he is not subject to any agreement, instrument, order, judgment or decree of any kind, or any other restrictive agreement of any character, which would prevent him from entering into this Agreement or which would be breached by him upon the performance of his duties pursuant to this Agreement.

     18. Integration. Except as otherwise provided herein, this Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing that specifically references this Section and is signed by duly authorized representatives of all of the parties hereto.

     19. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing signed by all of the parties, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

     20. Survival. The Confidential Information Agreement, the Company's and
Executive's responsibilities under Sections 3, 6, 7, 8, 9, 11, 12, 16 and
Section 18 will survive the termination of this Agreement.

     21. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement. 22. Tax
Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

     23. Governing Law. This Agreement will be governed by the laws of the State of New Jersey (with the exception of its conflict of laws provisions).

     24. Jurisdiction. The State of New Jersey shall have exclusive jurisdiction to entertain any legal or equitable action with respect to Sections 8 or 12 of this Agreement except that the Company may institute any such suit against
Executive in any jurisdiction in which he may be at the time. In the event suit is instituted in New Jersey, it is agreed that service of summons or other appropriate legal process may be effected upon any party by delivery it has to the last known address.

     25. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

     26. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

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     28. No Strict Construction: The language used in this Agreement will be deemed to be the language chosen by the Company and Executive to express the parties' mutual intent, and no rule of law or contract interpretation that provides that in the case of ambiguity or uncertainty a provision should be construed against the draftsperson will be applied against any party.

         IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

Majesco Sales Inc.

By:                                               Date: October 5, 2004
   ---------------------------------------

Title:
      ------------------------------------

Majesco Holdings Inc.

By:                                               Date: October 5, 2004
   ---------------------------------------

Title:
      ------------------------------------

EXECUTIVE:

                                                  Date: October 5, 2004
------------------------------------------
Patrick Flaherty

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